FOR IMMEDIATE RELEASE

NUTRACEA ANNOUNCES PROMOTION OF LEO G. GINGRAS TO PRESIDENT
William J. Cadigan Elected Chief Financial Officer
Kody Newland Signs New Employment Contract

PHOENIX, AZ, March 3, 2010 – NutraCea (OTC Bulletin Board: NTRZ ), a world leader in stabilized rice bran (SRB) nutrient research and technology, today announced that the Company’s Board of Directors promoted Leo G. Gingras to President on February 25, 2010.  Gingras will retain his title of Chief Operating Officer.

Mr. Gingras joined NutraCea in 2007 as Chief Operating Officer following 18 years at Riceland Foods, Inc., the largest rice miller and rice oil manufacturer in the U.S. where he managed business units with sales of over $320 million and a workforce of several hundred.  In addition to his existing COO responsibilities, Gingras will take on a more active role in partnering with W. John Short, Chairman and CEO of NutraCea to lead the tactical and strategic repositioning of the business.

Short, commented, “Leo is a key member of our management team and one of the few true industry specialists in development of value added rice based products.  His promotion is a confirmation of the significant contributions Leo has made to NutraCea since joining our organization and his importance to the future of our business.   I deeply appreciate his continuing leadership and dedication to our company and look forward to collaborating with him and other members of management as we continue to reposition NutraCea.”

The Board also appointed William J. Cadigan as Chief Financial Officer of NutraCea on February 25, 2010. Bill has served as Vice President Finance of NutraCea since July 2009.  .  Bill has been a partner with Tatum, LLC since 2004.  Tatum is a nationwide executive services firm providing CFOs and CIOs on an as needed basis.  At Tatum, Mr. Cadigan served in numerous business and financial executive positions and interim chief financial officer roles.  Bill earned his Masters of Management from the Kellogg School at Northwestern University in 1994, his MBA in Public Accounting from Baruch College in 1973 and his BA in Business Administration from Rutgers University in 1971.  In addition, Mr. Cadigan is a Certified Turnaround Professional (CTP) and a Certified Insolvency and Restructuring Advisor (CIRA).

“We are most pleased to have Bill assume the role of CFO.  His diversified business experience and financial expertise uniquely qualify him for this key position.  NutraCea will continue to benefit from his sound guidance and financial acumen going forward,” said, Short.

Additionally, the Board of Directors announced that Kody Newland, Senior Vice President of Sales has signed a new contract for two years through March 2012.  Newland joined NutraCea in 2006 and is a veteran sales and marketing professional with nearly three decades of expertise in this arena.

Short stated, “I am thrilled that Kody will continue to lead our sales efforts.   His in-depth knowledge of applications for SRB and DRB, coupled with his demonstrated ability in building relationships and developing new business opportunities is invaluable to NutraCea and provide a solid base from which to grow profitable sales in the future.”

On November 10, 2009 NutraCea filed for court supervised protection to restructure its operation under Chapter 11 of the US Bankruptcy Code.

Forward-Looking Statements

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties.  These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward- looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's most recent periodic report.

About NutraCea
NutraCea is a world leader in production and utilization of stabilized rice bran. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
Phone: 212-827-3773
mmeek@frbir.com